Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Gregory F. Hughes

Chief Financial Officer

(212) 594-2700

or

Michelle M. LeRoy

Vice President, Investor Relations

(212) 594-2700

SL GREEN REALTY CORP. ANNOUNCES NEW

$500.0 MILLION REVOLVING CREDIT FACILITY

New York, NY – September 29, 2005 – SL Green Realty Corp. (NYSE: SLG), a real estate investment trust, announced today that it has entered into a new $500 million senior unsecured revolving credit facility which can be expanded to $800 million.  This facility replaces the existing secured and unsecured revolving credit facilities. The three year facility matures in September 2008, with an option for a one year extension thereafter.  The interest rate, currently LIBOR plus 85 basis points, is subject to adjustment, on a sliding scale, based upon the Company’s senior leverage ratio.

The Company stated that this financing was part of its continuing effort to reduce borrowing costs, extend debt maturities and enhance financial flexibility.  The upfront fees for this facility were 60% less than that of the previous facility and the borrowing spreads have been reduced by up to 25 basis points from their existing levels.

Gregory F. Hughes, Chief Financial Officer of SL Green Realty Corp. commented, “This transaction continues to demonstrate the strong sponsorship that SL Green enjoys within the financial community, and recognizes the substantial upgrade in the quality our of properties and the credit profile of our tenants.”

The lending group for the Credit Facility consists of: Wachovia Capital Markets, LLC and KeyBanc Capital Markets as Co-lead Arrangers, Commerzbank New York and Grand Cayman Branches, EuroHypo AG, New York Branch and Wells Fargo, National Association as Co-documentation Agents, Bank of America, N.A., Bank of New York, New York Private Bank & Trust, ING Real Estate Finance (USA), LLC, Sovereign Bank, PNC Bank, National Association, CitiCorp North America, Inc., Deutsche Bank Trust Company, Bank Leumi USA, Union Bank of California N.A., AIB Debt Management Limited, Comerica Bank and Lehman Brothers Commercial Bank.

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Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages a portfolio of Manhattan commercial office properties. The Company’s portfolio consists of 29 office properties aggregating approximately 18.4 million square feet. SL Green Realty Corp. is the only publicly held REIT that specializes exclusively in this niche geographic market.

To be added to the Company’s distribution list, or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filing with the Securities and Exchange Commission.